Exhibit 4.2.1

FIRST AMENDMENT TO
THE RIGHTS AGREEMENT

     This First Amendment to the Rights Agreement (the "Amendment"), dated as of February 24, 2004, is entered into by and between Gold Banc Corporation, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Rights Agent"). Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of October 19, 1999 (the "Rights Agreement");

     WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated February 24, 2004, with Silver Acquisition Corp. and SAC Acquisition Corp. ("Merger Agreement");

     WHEREAS, the Board has determined, out of an abundance to caution to resolve any doubt, to amend the Rights Agreement to ensure that the rights granted thereunder will not become exercisable as a result of either the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

     WHEREAS, Section 27 of the Rights Agreement provides that so long as the Rights are then redeemable and no change is made to the Redemption Price, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Amendment to Section 1(a). Section 1(a) is hereby amended in its entirety to read as follows:

"Acquiring Person" shall mean collectively any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (other than as a result of a Qualifying Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such Person together with all Affiliates or Associates of such Person continues to be the Beneficial owner of 15% or more of the then outstanding Common Stock. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person together with all Affiliates and Associates of such Person who or which becomes the Beneficial Owner of 15% or more of the then outstanding shares of Common Stock as a result of the acquisition of Common Stock directly from the Company (each of (i) through (v), an "Exempted Person"); (B) no Person shall become an "Acquiring Person" as a result of an acquisition of Common Stock by the

Company which, by reducing the number of such shares then outstanding, increases the proportionate number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person to 15% or more of the outstanding Common Stock, except that if such Person, after such share purchases by the Company, becomes the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to a Qualifying Offer, such Person shall be deemed to be an "Acquiring Person"; (C) if the Board of Directors of the Company determines in good faith that a Person, together with all Affiliates and Associates of such Person, who would otherwise be an "Acquiring Person" has become such inadvertently, and such Person, together with all Affiliates and Associates of such Person, divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person, together with all Affiliates and Associates of such Person, would no longer be an Acquiring Person, then such Person shall not be deemed to be an "Acquiring Person," and (D) no Person shall become an "Acquiring Person" as a result of the acquisition of, or the right to acquire, shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. The term "outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities now then actually issued and outstanding which such Person would be deemed to beneficially own hereunder.

     2. Amendment to Section 1(f). The last proviso to Section 1(f) of the Rights Agreement is hereby amended in its entirety to read as follows:

provided, however, that (x) nothing in this paragraph (f) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a bona fide firm commitment underwriting until the expiration of forty days after the date of such acquisition and (y) no Person shall be the "Beneficial Owner" of, or "beneficially own," any securities which such Person or any of such Person's Affiliates or Associates may acquire or have the right to acquire pursuant to the Agreement and Plan of Merger dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp.

     3. Amendment to Section 1(o). Section 1(o) is hereby amended in its entirety to read as follows:

"Distribution Date" shall have the meaning set forth in Section 3(a) of this Agreement; provided, however, that the acquisition of, or the right to acquire, shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall not be deemed to give rise to a Distribution Date for purposes of this Agreement.

   4.  Amendment to Section 1(dd). The following proviso shall be added to the end of Section 1(dd) of the Rights Agreement to read as follows:

; provided further, however, that the acquisition of, or the right to acquire, shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall be deemed a Qualifying Offer for purposes of this Agreement.

     5. Amendment to Section 1(mm). Section 1(mm) is hereby amended in its entirety to read as follows:

"Section 11(a)(ii) Trigger Date" shall have the meaning set forth in Section 11(a)(iii) of this Agreement; provided, however, that date of the acquisition of, or the right to acquire, shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall not be deemed a Section 11(a)(ii) Trigger Date for purposes of this Agreement.

     6. Amendment to Section 1(nn). Section 1(nn) is hereby amended in its entirety read as follows:

"Section 13 Event" shall mean any event described in clauses (x), (y) or (z) of Section 13(a) of this Agreement; provided, however, that the acquisition of, or the right to acquire, shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall not be deemed a Section 13 Event for purposes of this Agreement.

     7. Amendment to Section 1(vv). Section 1(vv) is hereby amended in its entirety read as follows:

(vv) "Triggering Event" shall mean any Section 11(a)(ii) Event or any Section 13 Event; provided, however, that the acquisition, or the right to acquire, of shares of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall not be deemed a Triggering Event for purposes of this Agreement.

8.  Amendment to Section 1(pp). The following proviso shall be added to the end

Section 1(pp) of the Rights Agreement to read as follows:

; provided, however, that the date of acquisition of shares, or the date of the right to acquire shares, of Common Stock pursuant to the Agreement and Plan of Merger, dated February 24, 2004, by and among the Company, Silver Acquisition Corp., and SAC Acquisition Corp. shall not be deemed a Stock Acquisition Date for purposes of this Agreement.

       9. Effect of Amendment. Except as set forth above, the Rights Agreement shall continue in full force and effect.

     10. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GOLD BANC CORPORATION, INC.

By:
Malcolm M. Aslin, Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST
COMPANY

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